EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sysorex Global Holdings Corp. on Form S-1 Amendment No 4 (File No. 333-191648) of our report dated March 12, 2014, with respect to our audits of the consolidated financial statements of Lilien LLC and Subsidiary as of February 28, 2013 and December 31, 2012 and 2011 and for the two months ended February 28, 2013 and for the years ended December 31, 2012 and 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 12, 2014